                                  Exhibit 99.1


                                                                    NEWS RELEASE

--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE                 CONTACT:   Jay LaMarche
                                                 Chief Financial Officer
                                                 (617) 494-0400

                                                 Eytan Apter
                                                 SmallCaps Online Group, LLC
                                                 (212) 554-4158


                     ARIAD COMPLETES SALE OF ITS INTEREST IN
                     GENOMICS JOINT VENTURE WITH AVENTIS AND
               ACQUISITION OF RIGHTS IN OSTEOPOROSIS COLLABORATION

         ARIAD ALSO REPURCHASES 2,000 SHARES OF SERIES C PREFERRED STOCK


CAMBRIDGE, MA, JANUARY 4, 2000 -- ARIAD Pharmaceuticals, Inc. (Nasdaq: "ARIA") today announced the completion of the sale of its 50% interest in the Hoechst-ARIAD Genomics Center, LLC to Aventis Pharmaceuticals Inc. (formerly known as Hoechst Marion Roussel, Inc.). In a transaction completed December 31, 1999, ARIAD received (1) $40 million in cash, of which $5 million had been advanced on October 12, 1999, (2) the return of approximately three million shares of ARIAD series B convertible preferred stock, (3) forgiveness of approximately $2 million of long-term debt held by Aventis, (4) drug candidates and related technologies resulting from a four-year osteoporosis collaboration with Hoechst Marion Roussel (France) on the development of Src tyrosine kinase inhibitors, in which Hoechst Marion Roussel invested over $31 million, and (5) the right to use certain genomics and bioinformatics technologies developed by the Genomics Center. Hoechst Marion Roussel (France) is entitled to receive certain payments upon approval and achievement of commercial sales of Src inhibitors.

ARIAD and Aventis established the Hoechst-ARIAD Genomics Center, LLC in 1997 to pursue functional genomics based upon state-of-the-art technologies in molecular and cellular genetics and bioinformatics to analyze human genes and identify those genes that encode novel therapeutic proteins or targets for small-molecule drug discovery.

ARIAD and Hoechst Marion Roussel (France) began to collaborate on the discovery and development of drugs to treat osteoporosis and related bone diseases in 1995. The goal of the collaboration has been to develop novel, small-molecule drugs that block the activity of Src, an intracellular signaling protein that is critical to the osteoporosis disease process. Using its expertise in structure-based drug design and combinatorial chemistry, ARIAD has developed potent Src inhibitors that are well tolerated and effective in in vitro and in vivo models of osteoporosis.

"The restructuring of our relationship with Aventis should allow ARIAD to focus on near-term development programs and our own products. Our goal is to bring one of our proprietary osteoporosis candidates to the clinic as soon as possible. This transaction with Aventis is the first of a series of steps we are taking to redefine our business," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.

In addition, ARIAD announced that, in a separate transaction which also closed on December 31, 1999, it repurchased 2,000 shares of ARIAD series C convertible preferred stock from Brown Simpson Strategic Growth Fund, Ltd. and Brown Simpson Strategic Growth Fund, L.P. and certain rights for an aggregate purchase price of $3.4 million. Other rights repurchased include the right to purchase additional shares of series C preferred stock from ARIAD and the right to participate, through a right of first refusal, in future financings of ARIAD. The 2,000 shares of series C preferred stock were issued by ARIAD to the Brown Simpson funds in November 1998 for $2 million and represented 40% of the outstanding shares of series C preferred stock.

"ARIAD is very pleased with its relationship with Brown Simpson Asset Management and looks forward to the potential of working with Brown Simpson again in the future," said Dr. Berger.

ARIAD Pharmaceuticals (www.ariad.com) is engaged in the discovery and development of novel therapeutics based on signal transduction technology. ARIAD is developing small-molecule drugs to block intracellular signaling pathways that play a critical role in major diseases, including osteoporosis and various immune-related disorders. ARIAD is also developing ARGENT(TM), a proprietary gene regulation technology for orally active protein therapy and cellular immunotherapy that utilizes small-molecule drugs to control intracellular signaling pathways in engineered cells.

Some of the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, which include, but are not limited to, risks and uncertainties regarding the Company's preclinical studies, the ability of the Company to conduct clinical trials of its products and the success of such trials, as well as risks and uncertainties relating to economic conditions, markets, products, competition, intellectual property, services and prices, key employees, future capital needs, dependence on our collaborators and other factors under the heading "Cautionary Statement Regarding Forward-Looking Statements" in ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the Securities and Exchange Commission.


                                       ###